Exhibit 99.1

NEWS RELEASE

Global Power 400 E Las Colinas Blvd., Suite 400, Irving, TX 75039

FOR IMMEDIATE RELEASE

Luis Ramírez Resigns as CEO of Global Power;

Terence Cryan Named CEO

IRVING, Texas, March 23, 2015 — Global Power Equipment Group Inc. (NYSE:GLPW) (“Global Power” or “Company”) today announced that Luis Manuel Ramírez resigned as president and chief executive officer and as a director of the company on Friday, March 20.

The Global Power board has appointed current director Terence Cryan to serve as president and CEO effective March 20.  The board of directors will begin a search to identify candidates for a permanent successor.

Speaking on behalf of the board of directors, Chairman Charles Macaluso said, “We thank Luis for the contributions he made to Global Power during his tenure.  He leaves the company in a strong position to continue its current strategy of expansion through a combination of organic growth and strategic acquisitions.”

Macaluso continued, “We are fortunate to have someone of Terence Cryan’s caliber and experience to step in and lead Global Power.  His experiences as a leader in the energy industry, along with his Wall Street experience, give him a unique perspective on the opportunities and challenges in this sector.  This will be an orderly transition with him at the helm.  Global Power will stay on track with its current growth strategy, while continuing to provide customers with the high-quality services and products they have come to expect.”

Cryan has deep knowledge of the energy industry coupled with broad executive-level experience and extensive expertise in financings, mergers and acquisitions.  He serves as managing director of Concert Energy Partners, a New York City based investment and private equity firm focused on the energy industry that he co-founded in 2001.  Over the last 10 years, Cryan has been chief executive officer of a number of publicly traded, private and non-profit entities.  He served as president and chief executive officer of Medical Acoustics LLC from 2007 through 2010 and as interim president and chief executive officer of Uranium Resources Inc. from September 2011 through April 2012.  Before 2001, Cryan was a senior managing director in the Investment Banking Division at Bear Stearns.  He has over 25 years of experience in international business in the United States and Europe, including having served as managing director and the Group Head of the Energy & Natural Resources Industry Group at Paine Webber.

Having been a director of Global Power since January 2008, Cryan will continue on the board while serving as president and CEO.  Prior to his current appointment, he served as chair of both the compensation committee and the nominating and governance committee.  He holds a Master of Science in Economics from the London School of Economics and a Bachelor of Arts degree from Tufts University.

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About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries.  It is comprised of three segments.  Product Solutions includes two primary product categories:  Auxiliary Products designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines while Electrical Solutions provides custom configured electrical houses and generator enclosures for the midstream oil & gas industry, the power generation market to include distributed and backup power as well as other industrial and commercial operations.  Energy Services provides lifecycle maintenance, repair, construction and fabrication services for the industrial, chemical/petrochemical process, oil and gas and power generation industries.  Nuclear Services provides on-site specialty support, outage management and maintenance services to domestic utilities’ nuclear power facilities.  The Company routinely provides information at its website:  www.globalpower.com.

Investor Relations Contact:

Shawn Severson
The Blueshirt Group
(415) 489-2198
shawn@blueshirtgroup.com

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